Exhibit A:

Ms. Montgomery also directly owns an employee stock option to purchase 7,500 shares of Class A common stock with (i) an exercise price of $691.23 per share and (ii) an expiration date of February 23, 2031. Of the 7,500 shares subject to this option, 1,875 shares vested on February 23, 2022, 1,875 shares vested on February 23, 2023, 1,875 shares vested on February 23, 2024, and 1,875 shares are scheduled to vest on February 23, 2025.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 150 shares of Class A common stock. These 150 shares are scheduled to vest on November 13, 2024.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 20 shares of Class A common stock. Of these 20 shares, 10 shares are scheduled to vest on November 15, 2024 and 10 shares are scheduled to vest on November 15, 2025.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 457 shares of Class A common stock. Of these 457 shares, 114 shares are scheduled to vest on June 5, 2024, 114 shares are scheduled to vest on June 5, 2025, 114 shares are scheduled to vest on June 5, 2026, and 115 shares are scheduled to vest on June 5, 2027.